Exhibit 10.28

COLLABORATIVE LICENSE AND SUPPLY AGREEMENT

THIS COLLABORATIVE LICENSE AND SUPPLY AGREEMENT (“Agreement”) is entered into this 4th day of April, 2003, and shall be effective as of the date of the last signature below (the “Effective Date”) by and between CONOR MEDSYSTEMS, INC. (“Conor”), a Delaware corporation, with offices at 1360 Willow Road, Second Floor, Menlo Park, California 94025 and PHYTOGEN INTERNATIONAL LLC (“Phytogen”), a limited liability company existing under the laws of Wyoming, having its principal office at First Floor, Unit 41, The Business Centre, Stadium Business Park, Ballycoolin, Dublin 11, Ireland.

R E C I T A L S

A. Conor is a drug delivery company that is developing implantable medical devices as delivery platforms for the controlled local delivery of a wide variety of therapeutic agents, and desires to develop and commercialize implantable medical devices that will deliver the compound paclitaxel for the treatment and/or prevention of restenosis, coronary diseases, and/or vascular diseases.

B. Phytogen has experience and expertise in the manufacture of paclitaxel and owns or controls intellectual property rights relating to paclitaxel.

C. Conor desires to have Phytogen manufacture and supply to Conor paclitaxel for incorporation into Conor’s proprietary implantable medical devices for preclinical, clinical and commercial use by Conor and/or its Affiliates, licensees, distributors, or marketing partners.

D. Phytogen is willing to manufacture and supply paclitaxel to Conor and to grant to Conor a license under its intellectual property rights to develop and commercialize Conor’s implantable medical devices incorporating paclitaxel, under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Section 1.

1.1 “Affiliate” shall mean any corporation, person or entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of this Section 1.1, the term “control” (with a correlative meaning for “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the subject corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Agents” shall have the meaning set forth in Section 13.3.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.3 “Batch” shall mean a specific quantity of Product that is intended to have uniform character and quality, within the limits specified in the Product Specifications, and is produced during one cycle of manufacture.

1.4 “Commercial Launch” shall mean the first sale by Conor or its Affiliates or sublicensees of a Conor Device incorporating the Product to a Third Party for distribution and sale to end users in a particular country after obtaining Regulatory Approval for such Conor Device in such country.

1.5 “Confidential Disclosure Agreement” shall mean that certain Confidential Disclosure Agreement entered into by Conor and Phytogen dated [*].

1.6 “Confidential Information” shall mean any confidential or proprietary information of a party including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, prototypes, models, business information, inventions, discoveries, assays, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or other electronic form. Confidential Information relating to the Phytogen Core Technology and the Phytogen Proprietary Rights is Phytogen’s Confidential Information. Confidential Information relating to the Conor Core Technology is Conor’s Confidential Information. All “Conor Information” (as such term is defined in the Confidential Disclosure Agreement) disclosed by Conor to Phytogen pursuant to the Confidential Disclosure Agreement shall be deemed Conor’s Confidential Information under this Agreement.

1.7 “Conor Core Technology” shall mean any Technology Controlled by Conor as of the Effective Date that covers, consists of, or relates to (a) the Conor Device, (b) drug delivery through implantable medical devices, including, without limitation, drug-eluting stents, or (c) the formulation of drugs for delivery by the Conor Device or other implantable medical devices; together with any improvements, enhancements, or extensions of or to any of the foregoing Technology invented, created, conceived, or developed by or for Conor at any time during the term of this Agreement.

1.8 “Conor Customers” shall mean licensees, distributors, or marketing partners of Conor, or other Third Parties who purchase Conor Devices incorporating the Product from Conor or Conor’s Affiliates or from sublicensees of Conor or Conor’s Affiliates, and end users of such Conor Devices. In any case, in a given sale there will be only one Conor Customer.

1.9 “Conor Device” shall mean any stent or other implantable medical device designed and/or manufactured and/or licensed by or for Conor that is capable of delivering Product and is intended for use in the Field of Use.

1.10 “Controlled” shall mean, with respect to any information or intellectual property right, that the party owns or has a license to such information or intellectual property right and has the ability to grant to the other party access, a license, or a sublicense to such information or intellectual property right as provided for in the Agreement without violating an agreement with or rights of a Third Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.11 “Defective Product” shall have the meaning set forth in Section 5.3(a).

1.12 “Drug Master File” or “DMF” means a Drug Master File maintained with the FDA under 21 C.F.R. § 314.420, or a filing with a Regulatory Authority outside the United States serving a purpose equivalent to that of a Drug Master File in the United States.

1.13 “FD&C Act” shall mean the United States Food, Drug and Cosmetic Act, as amended.

1.14 “FDA” shall mean the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of pharmaceutical Product or biological therapeutic Product, delivery systems, and medical devices in the United States.

1.15 “Field of Use” shall mean the treatment and/or prevention of restenosis, coronary diseases, and/or vascular diseases (the “Vascular Applications”).

1.16 “GAAP” shall mean generally accepted accounting principles, as used and defined in the United States, in effect from time to time.

1.17 “GMP” shall mean the then-current standards for the manufacture of pharmaceutical product or biological therapeutic product as set forth in the FD&C Act, as amended, and applicable regulations and guidances promulgated thereunder, including, without limitation, 21 C.F.R. Parts 210, 211, and 312, and the equivalent regulations and requirements in jurisdictions outside the United States.

1.18 “Manufacturing Facility” shall mean the manufacturing facility of Phytogen’s Affiliate, Phytogen Life Sciences Inc., located in Delta, British Columbia, or any other facility used for the manufacture of Product that has been approved by Conor and complies with applicable facility license requirements.

1.19 “Net Sales” shall mean the gross amount of all revenues invoiced and recorded in accordance with GAAP by Conor or its Affiliates from Conor Customers from the sale, supply or other transfer for value of a Conor Device that incorporates Product supplied by Phytogen to Conor hereunder (except as provided in the last sentence hereof), less the following deductions or allowances (i) charges taken or accrued in accordance with GAAP for commissions allowed to distributors, discounts allowed dealers, trade and/or quantity discounts from the list price, refunds, rebates, chargebacks, replacements or credits allowed to purchasers for return of Conor Devices incorporating Product; (ii) sales, use and/or other excise taxes, import and/or export duties paid, tariffs, and any other governmental tax or charge (except income taxes) imposed on or at the time of production, importation, use, or sale of Conor Devices incorporating Product, including any VAT taxes, provided such amounts are included in the gross amount of revenues recorded above; (iii) shipping insurance costs and prepaid transportation and/or freight charges, provided such amounts are included in the gross amount of revenues recorded above; and (iv) the amount of any expense deducted by Conor in accordance with GAAP (including, but not limited to, royalties or other license fees) for the benefit of one or more Third Parties to obtain a license or similar right necessary for Conor or its Affiliates or sublicensees to legally make, have made,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

use, import, sell, or offer for sale the Conor Device incorporating Product. Net Sales shall exclude any amounts Conor or its Affiliates receive from Third Party distributors, marketing partners, or licensees or any other party for the supply of Conor Devices incorporating Product that are used for clinical trials required for Regulatory Approval or additional product indications in any country where Conor incurs expenses for such clinical trials, such as payments to clinicians, hospitals and laboratories, but such exclusion shall only be permitted up to the amount of such expenses paid and incurred by Conor.

1.20 “Non-Vascular Application” shall have the meaning set forth in Section 1.16.

1.21 “Phytogen Core Technology” shall mean any Technology Controlled by Phytogen as of the Effective Date that covers, consists of, or relates to the composition of matter, methods of making, or methods of using the Product (but excluding any such Technology that relates to the preparation and delivery of the Product through implantable medical devices, the formulation of therapeutic agents for delivery through implantable medical devices, or implantable medical devices for the delivery of the Product), together with any improvements, enhancements, or extensions of or to any of the foregoing Technology invented, created, conceived, or developed at any time during the term of this Agreement.

1.22 “Phytogen Proprietary Rights” shall mean all intellectual property rights including, without limitation, patents, patent applications, copyrights, know-how, and trade secrets, that (a) are Controlled by Phytogen at any time during the term of this Agreement, and (b) relate to, claim or cover the Product, including without limitation the composition of matter of the Product and the method of making or using the Product.

1.23 “Product” shall mean the bulk form of the compound paclitaxel and/or any compound that is a modification or derivative of the compound paclitaxel that Phytogen manufactures at any time during the term of this Agreement.

1.24 “Product Specifications” shall mean the specifications for the Product attached hereto as Exhibit A, as they may be amended from time to time under Section 3.9.

1.25 “Quality Control Procedures” shall have the meaning set forth in Section 5.1.

1.26 “Regulatory Approval” shall mean, with respect to a country in the Territory, all approvals, licenses, registrations, or authorizations by an applicable Regulatory Authority (as hereinafter defined) necessary to import, commercialize and market the Product and/or the Conor Device incorporating the Product in such country.

1.27 “Regulatory Authority” means the FDA in the United States, and the equivalent regulatory authority or governmental entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of pharmaceutical product, biological product, delivery systems, and medical devices in any country or jurisdiction outside of the United States.

1.28 “Regulatory Committee” shall have the meaning set forth in Section 4.5.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.29 “Technology” shall mean technical information, ideas, discoveries, knowledge, know-how, skill, experience, concepts, data, processes, procedures, methods, techniques, protocols, formulae, trade secrets, inventions (whether or not patentable), media, research tools, compositions, software, hardware, instruments, documents, works of authorship, formulations, and other physical, chemical or biological materials and information, including, without limitation, clinical and regulatory strategies, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, manufacturing, patent, marketing and legal data or descriptions, apparatus, prototypes, devices, chemical formulations, compound compositions of matter, product samples, assays and similar information and inventions.

1.30 “Territory” means the entire world.

1.31 “Third Party” shall mean any entity or person other than (a) Conor and its Affiliates, or (b) Phytogen or its Affiliates.

2. LICENSE GRANT; RIGHT OF FIRST REFUSAL

2.1 License to Conor. Subject to the payments by Conor under Section 7.1, Phytogen hereby grants to Conor a license, with rights to sublicense, the Phytogen Proprietary Rights to make, have made, use, import, offer for sale, and sell Conor Devices incorporating Product in the Territory pursuant to the terms of this Agreement.

2.2 Phytogen Covenant. Phytogen covenants that, during the term of this Agreement, it will only manufacture and supply Product [*] other [*] for [*] into [*] for the Field of Use.

2.3 Right of First Refusal for Non-Vascular Applications. Phytogen shall notify Conor in writing prior to Phytogen offering its first license to any Third Party under the Phytogen Proprietary Rights for the development, manufacture and/or commercialization of any implantable medical devices incorporating the Product, for use in any Non-Vascular Application(s), and Phytogen shall give such notification prior to contacting a Third Party. Upon receipt of such notice, Conor shall have a period of ninety (90) days to notify Phytogen in writing whether it desires to enter into an agreement with respect to such Non-Vascular Application(s). If Conor notifies Phytogen that it desires to enter into such an agreement with respect to such Non-Vascular Application(s), the parties shall use good faith efforts to negotiate such an agreement within a period of one hundred eighty (180) days after receipt of Conor’s notice. If Conor does not so notify Phytogen within such ninety (90) day period or if the parties are unable to negotiate and execute an agreement in the one hundred eighty (180) day period described above, Phytogen shall have no further obligation thereafter to Conor with respect to such Non-Vascular Applications and shall have the right to grant a license to one or more Third Parties under the Phytogen Proprietary Rights for the development, manufacture and/or commercialization of any implantable medical devices incorporating the Product, for use in such Non-Vascular Application.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

3. MANUFACTURE AND SUPPLY OF PRODUCT

3.1 Supply of Product. During the term of this Agreement and subject to the terms and conditions hereof, Phytogen shall manufacture at the Manufacturing Facility and supply Product to Conor in the quantities set forth on firm orders submitted by Conor in accordance with the provisions of Section 3.3. All Product supplied to Conor hereunder shall meet the Product Specifications.

3.2 Forecasts. Conor shall provide Phytogen with forecasts of its orders of Product [*] in accordance with this Section 3.2. The parties recognize that it is difficult to predict accurately the date of Commercial Launch and the quantities of Product that Conor may order for commercial sale after the date of Commercial Launch. Therefore, if Conor believes that a change in any specific forecasts and/or orders, or the mechanisms set forth in this Section 3, must be made, the parties will discuss appropriate changes thereto. During the term of this Agreement, 30 days prior to the commencement of any calendar quarter, Conor shall provide Phytogen with a written forecast for that calendar quarter of its anticipated orders of Product for incorporation into Conor Devices and estimated orders for the subsequent three (3) quarters. Conor shall include in each forecast anticipated delivery dates for Product for the first calendar quarter covered by such forecast.

3.3 Orders. At the time that Conor delivers its forecast, it shall provide to Phytogen firm orders in a form reasonably acceptable to Phytogen for at least those quantities of Product set forth in the forecast for the first quarter covered by the forecast. Each such order shall specify the amount ordered, delivery date and delivery destination; provided, however, that the delivery date specified in each such order may not be earlier than thirty (30) days after the date of such order. Phytogen shall supply [*] percent of the quantities of the Product set forth in each such firm order by the delivery date specified in such order, subject to the provisions of Section 3.5.

3.4 Delivery. Phytogen shall use commercially reasonable efforts to deliver to Conor, at the delivery destination and by the delivery date specified in such order, the specified quantity of Product that conforms to the Product Specifications. Phytogen will notify Conor promptly of any anticipated delay in delivery of Product.

3.5 Product Shortfalls. If following the acceptance of a firm order from Conor, Phytogen indicates that it will not be able to supply Conor with all or any portion of Conor’s firm orders, the parties shall meet and in good faith attempt to reach a resolution regarding Phytogen’s capacity shortfall and Phytogen shall make a good faith effort to make up for the shortfall in thirty (30) days. If Phytogen is able to demonstrate to the Regulatory Committee, technical or scientific reasons for the shortfall, or the occurrence of an event of force majeure or if the amount of the orders increased by [*] or more over the forecast for that quarter, such shortfall shall be excused (an “Excused Shortfall”). If in any three (3) year period, there are two (2) or more quarterly shortfalls which are not Excused Shortfalls, Phytogen shall be deemed to be in breach of this Agreement.

3.6 Shipping, Insurance, and Risk of Loss. Shipments will be sent by Federal Express Mail to the delivery destination specified in the applicable firm order submitted by Conor under Section 3.3. Phytogen shall manufacture, package, label, store, and ship each Batch of Product supplied to Conor hereunder in a manner that assures that such Product meets the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Product Specifications upon delivery to the delivery destination specified in the applicable firm order. Each shipment shall be accompanied by a signed certificate of analysis by Phytogen (a) containing the quality control test results for each Batch of Product in such shipment, (b) indicating quality assurance approval of each Batch of Product in such shipment, and (c) confirming that each Batch of Product in such shipment conforms to the Product Specifications. Phytogen shall bear the cost of shipping Product to the delivery destination set forth in the applicable order. Title as to all Product shipped to Conor shall pass to Conor [*] as permitted under this Agreement, provided that Conor shall be responsible for and reimburse Phytogen for any Loss or Damage to the Product [*] if the amount of Loss or Damage exceeds [*].

3.7 Compliance With Laws. Phytogen shall manufacture all Product supplied to Conor hereunder in compliance with GMP, all other requirements of Regulatory Authorities, and applicable laws and regulations, including, without limitation, all laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials used to manufacture Product. Phytogen shall obtain and/or maintain, at its expense, for so long as Phytogen is supplying Product to Conor hereunder, all facility licenses and government permits, including, without limitation, health, safety, and environmental permits, necessary for the conduct of Phytogen’s responsibilities to manufacture and supply the Product pursuant to this Agreement.

3.8 Modification of Specifications. Phytogen may not make or implement any changes to the Product Specifications without the prior written approval of Conor, which shall not be unreasonably withheld.

3.9 Manufacturing Changes. Phytogen may not make any changes in such manufacturing process without Conor’s prior written consent if such changes will require Conor to obtain any supplemental regulatory approvals from any Regulatory Authorities as a result of such change, which consent shall not be unreasonably withheld.

4. DEVELOPMENT, COMMERCIALIZATION RESPONSIBILITIES AND EXCLUSIVITY

4.1 Development Responsibilities. Conor shall have the sole right and responsibility, at its expense, to perform all preclinical, clinical, and other development activities necessary to commercialize Conor Devices incorporating Product, including, without limitation, conducting preclinical research and clinical trials within the Field of Use. Conor shall have sole control over the development (including, without limitation, the clinical development) of all Conor Devices incorporating Product.

4.2 Regulatory Matters; Labeling. Conor shall have the sole right and responsibility, at its expense, for preparing, filing, pursuing, and maintaining all regulatory filings, including without limitation, labeling required to be filed with Regulatory Authorities to obtain marketing approval for Conor Devices incorporating Product and for seeking Regulatory Approvals with respect to such Conor Devices in those countries in the Territory in which Conor intends to sell or have sold such Conor Devices. All such Regulatory Approvals and applications

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

thereof shall be owned by Conor except for Phytogen DMFs filed in countries where Conor Device seeks approval. In addition, Conor shall have sole control over all communications with Regulatory Authorities, including, without limitation, filings with Regulatory Authorities, with regard to Conor Devices incorporating Product. Conor shall provide Phytogen promptly with a copy of all Regulatory Approvals of the Conor Device, within the Field of Use in the Territory.

4.3 Compliance with Applicable Laws. Conor shall manufacture and cause its contractors to manufacture all Conor Devices incorporating the Product in compliance with GMP, all other requirements of Regulatory Authorities, and applicable laws and regulations, including, without limitation, all laws and regulations applicable to the transportation, storage, sale, investigational and commercial use, handling and disposal of hazardous materials. Conor shall obtain and/or maintain, at its expense, all facility licenses and government permits, including, without limitation, health, safety and environmental permits necessary for the conduct of Conor’s responsibility pursuant to this Agreement.

4.4 Incorporation and Use of Product. Conor shall use and incorporate Product only in such manner contemplated between the parties herein and solely for the Field of Use.

4.5 Excess Product. In the event the Regulatory Committee determines that Product shipped to Conor by Phytogen pursuant to Conor’s forecasts and orders and held by Conor in its possession for incorporation in Conor Devices is in excess of Conor’s revised Product forecasts, Phytogen shall have sole discretion as to whether such excess Product shall be returned to Phytogen or left with Conor for future use. Any Product returned to Phytogen shall be at Conor’s expense.

4.6 Commercialization. Conor shall have the sole right and responsibility, at its expense, for the marketing, distribution, and sale of Conor Devices incorporating Product. Phytogen will cooperate with Conor by providing information and support of the Product, as reasonably requested by Conor.

4.7 Exclusivity. During the term of this Agreement, Conor shall not offer for sale, sell, license or otherwise commercialize Conor Devices in the Field of Use incorporating any form of the compound paclitaxel and/or any compound that is a modification or derivative of that compound purchased or licensed from any Third Party in a country in which Phytogen Proprietary Rights (including, but not limited to, any Phytogen DMF provided under Section 6.3) are being used or referenced by Conor.

4.8 Phytogen Responsibilities. Phytogen shall be responsible and bear all costs for the testing, development, manufacture and supply of Product to Conor for incorporation into Conor Devices for pre-commercial and commercial use during the term of this Agreement, and will advise, direct, and assist Conor relating to the use of the Product, the practice of analytical assays used by Phytogen with respect to Product, and any other methods necessary or useful for the characterization of the Product that are practiced by Phytogen; provided that any travel or other out of pockets expenses incurred in connection therewith shall be reimbursed by Conor. Conor shall use Phytogen’s analytical assays and methods only for the purposes contemplated by this Agreement and shall not transfer Phytogen’s assays or methods to any Third Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

4.9 Regulatory Committee. Conor and Phytogen shall establish a committee (the “Regulatory Committee”), which will consist of [*] representatives, [*] of which shall be appointed by Conor, and [*] of which shall be appointed by Phytogen. The representatives of each party may be changed from time to time at the discretion of the party making such change. The Regulatory Committee shall meet in person or by teleconference from time to time during the term of the Agreement provided that at least [*] representatives are present. The Regulatory Committee shall be responsible for overseeing and reviewing regulatory and clinical plans for the Product and Conor Devices incorporating Product. The Regulatory Committee may provide guidance and/or make recommendations for such plans. All decisions of the Regulatory Committee shall be made by a majority of the representatives of the Regulatory Committee provided such majority includes at least one appointee of each party; provided, however, that if the Regulatory Committee is unable to reach a majority decision with respect to regulatory recalls of the Conor Device only, then Conor shall make the final decision as to such matter, subject to the provisions of Section 6.4 hereof.

5. QUALITY ASSURANCE; ACCEPTANCE AND REJECTION

5.1 Quality Control. Phytogen shall maintain a quality control and testing program consistent with GMP to ensure that the Product supplied to Conor conforms to the Product Specifications (the “Quality Control Procedures”). Phytogen shall follow such Quality Control Procedures and perform quality control testing and quality assurance review, approval, and Batch release prior to shipping each shipment of Product to Conor to ensure that the Product delivered to Conor comply with the Product Specifications, GMP, all other applicable requirements of Regulatory Authorities, and all applicable laws and regulations. Conor shall perform quality control testing and quality assurance review, approval, and batch release prior to shipping each shipment of the Conor Devices incorporating the Products to its customers or other users in connection with clinical trials or otherwise to ensure that the Conor Devices incorporating the Product comply with GMP, all other applicable requirements of Regulatory Authorities, and all applicable laws and regulations.

5.2 Quality Control and Governmental Audits. During the term of the Agreement, each party shall permit quality assurance representatives of the other party to inspect the party’s manufacturing facility and to audit, survey or verify the manufacturing procedures for the Product, the adherence of Phytogen to GMP, and to review records relating to the manufacture of the Product or Conor Device as used with the Product, as applicable (including, without limitation, standard operating procedures relating to or covering the manufacture, handling, or storage of the Product or Conor Device, as applicable, quality control program documentation and batch records), at any time during normal business hours upon reasonable notice, at least once in each calendar year (and more frequently if the inspection results in any observations). Each party shall notify the other party immediately (within one (1) business day) in writing in the event (i) any action is taken or threatened by the FDA or other Regulatory Authority relating to a party’s manufacturing facility where the Conor Device or the Product is manufactured or the manufacture of the Product or the Conor Device, as applicable; (ii) any inspection of any party’s manufacturing facility related to the Product or the Conor Device or used in connection with the Product or the Conor Device is scheduled by any Regulatory Authority; (iii) any unscheduled

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

inspection related to the Product or the Conor Device or any party’s manufacturing facility by any Regulatory Authority occurs; (iv) a party receives a Form 483 deficiency letter from the FDA or a comparable notice from another Regulatory Authority relating to the Product or the Conor Device, as applicable, or a party’s manufacturing facility related to the Product or the Device. As applicable; or (v) a party receives a warning letter from the FDA or a similar warning from any other Regulatory Authority that could impact the manufacture of the Product or the Device, as applicable. Each party shall provide to the other party all correspondence and reports that it receives from or sends to a governmental agency or Regulatory Authority in connection with the manufacture of the Product or the Conor Device, as applicable. Each party shall in a timely manner rectify or procure the rectification of any deficiencies identified during the course of any audit conducted under this Section 5.2 and shall in a timely manner consult with the other party regarding any deficiencies.

5.3 Inspection and Rejection.

(a) Inspection; Rejection; Acceptance. After Conor receives a shipment of Product from Phytogen, Conor shall promptly test the Product in such shipment in accordance with the acceptance tests (including analytical methods) set forth in the Product Specifications to confirm that such Product conform to the Product Specifications. At Conor’s request, Phytogen shall transfer to Conor any assays, methods, or other technical information reasonably necessary to enable Conor to perform such acceptance tests. Conor may reject any or all Product that (i) is adulterated or misbranded within the meaning of the FD&C Act, or (ii) does not conform with the Product Specifications (“Defective Product”), by giving written notice to Phytogen within thirty (30) days after delivery of the Product to the delivery destination set forth in the applicable firm order, which notice shall identify in reasonable detail the nature of the defect and shall provide a copy of all test methods, raw data, final results and give Phytogen access to all technical personnel involved in the testing. If Conor fails to give such notice to Phytogen within such time period, Conor will be deemed to have accepted the Product and to have released Phytogen from any claim with respect to such Defective Product subject to Sections 6.6, 6.7 and 8.5.

(b) Delivery Shortage. If Conor discovers that the amount of Product delivered does not conform with the amount set forth in the orders, it shall inform Phytogen within seven (7) business days after delivery of the Product to the delivery destination of the amount of the shortage. Phytogen shall have fifteen (15) days to satisfy any delivery shortage.

(c) Replacements. At Phytogen’s sole expense, Conor shall return Defective Product to Phytogen (less a sample as necessary for archival purposes) and Phytogen shall replace Defective Product within thirty (30) days of such notice.

(d) Resolution of Disputes. If Phytogen disagrees with Conor’s claim that certain Product is Defective Product, Phytogen shall notify Conor in writing within fifteen (15) days after Phytogen receives Conor’s notice of rejection. Within thirty (30) days thereafter, the parties will appoint a mutually acceptable independent Third Party to test the relevant Product and determine whether such Product is defective. The parties agree that such Third Party tester’s determination shall be final, binding, and determinative as to whether such Product is Defective Product. The Party against whom the Third Party tester rules shall bear all costs of the Third Party testing. If

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

the Third Party tester’s opinion is [*] of Phytogen or Conor, the parties will [*] in good faith. If the Third Party tester determines that the applicable Product is not Defective Product, such Product shall be deemed accepted by Conor and Phytogen shall be reimbursed for the costs incurred in connection with any return or replacement of the Product or other related costs. If the Third Party tester determines that the applicable Product is Defective Product, Phytogen shall replace the Defective Product as quickly as practicable at its own expense.

6. RECORDS AND REGULATORY MATTERS

6.1 Records. Phytogen shall maintain complete, accurate, and authentic accounts, notes, data, and records pertaining to its manufacture, processing, testing, Quality Control Procedures test results, packaging, labeling, storage, and distribution of the Product supplied to Conor hereunder including, without limitation, master production and control records, batch production and control records, and Product complaint files, in accordance with applicable laws and regulations. Phytogen shall retain such records for a period of five (5) years from the date of shipment of the applicable Batch of Product, or longer if required by applicable law, and, upon request, shall make available to Conor copies of such records for their review. After such time period, Phytogen shall notify Conor prior to destroying such records and, at Conor’s request and expense, shall provide such records to Conor. Phytogen shall maintain records pertaining to stability for the period required by applicable laws and regulations and records pertaining to validation of the Product indefinitely.

Conor shall maintain complete, accurate, and authentic accounts, notes, data, and records pertaining to its manufacture, processing, testing, quality control procedures test results, packaging, labeling, storage, and distribution of the Conor Devices hereunder including, without limitation, master production and control records, batch production and control records, and product complaint files, in accordance with applicable laws and regulations. Conor shall retain such records for a period of five (5) years from the date of shipment of the applicable Conor Devices, or longer if required by applicable law, and, upon request, shall make available to Phytogen copies of such records for their review. After such time period, Conor shall notify Phytogen prior to destroying such records and, at Phytogen’s request and expense, shall provide such records to Phytogen. Conor Devices shall maintain records pertaining to stability for the period required by applicable laws and regulations and records pertaining to validation of the Conor Devices indefinitely.

6.2 Sample Retention. Phytogen shall retain samples of each Batch of Product, supplied to Conor pursuant to this Agreement in appropriate conditions of storage for each material retained per labeled conditions and GMP for a period of at least one (1) year after the expiration date of the Product from such Batch, or longer if required by applicable law. Conor shall retain samples of each shipment of the Conor Devices supplied pursuant to this Agreement in appropriate conditions of storage for each material retained per labeled conditions and GMP for a period of at least one (1) year after the expiration date of the Conor Device, or longer if required by applicable law.

6.3 Drug Master File. Phytogen agrees to maintain, at no cost to Conor, a complete DMF covering the manufacture of the Product that meets the requirements of the FDA. In

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addition, Phytogen will file a DMF covering the manufacture of the Product that meets the requirements of Regulatory Authorities in the European Union. Conor shall provide written notice to Phytogen of those countries in addition to the United States and the European Union in which Conor intends to sell or have sold Conor Devices incorporating Product. Phytogen shall notify Conor no later than thirty (30) days after receiving such written notice of whether Phytogen will prepare, file, and maintain, at no cost to Conor, such DMFs. If Phytogen elects to prepare, file, and maintain DMFs in a particular country at Conor’s request, Phytogen shall use commercially reasonable efforts to prepare and file such DMFs as soon as practicable. If Phytogen elects not to file a DMF in a country requested by Conor, Phytogen shall provide all assistance reasonably necessary to enable Conor to prepare and file such DMF. Subject to Section 7.3, Conor shall reimburse Phytogen for Phytogen’s out-of-pocket costs related to providing such assistance to Conor; provided, however, that Conor may deduct such out-of-pocket costs incurred with respect to a filing in a particular country from royalties due under Section 7.1 with respect to Net Sales in such country. Phytogen shall maintain, at its cost, all DMFs filed by Phytogen for the Product in accordance with the requirements of the FDA and any other applicable Regulatory Authorities including, without limitation, amending and updating such DMF as appropriate. Phytogen hereby grants to Conor and its Affiliates and licensees the right to access and to reference such DMFs for the purpose of preparing, filing, or maintaining applications for Regulatory Approval and other regulatory filings relating to the Conor Device incorporating Product in the Territory. Each party may inspect DMFs prepared by the other party as necessary or appropriate. Each party shall provide to the other party copies of all communications from Regulatory Authorities regarding DMFs covering the manufacture of the Product. Each party Phytogen shall also provide to the other party, during the term of this Agreement, with such other regulatory support and information as the other party may reasonably request in connection with the Product and/or the Conor Device, including, without limitation, the preparation and maintenance of regulatory filings related to the Conor Device to the extent that such filings relate to the Product. In addition, at Conor’s request and expense, Phytogen shall make appropriate personnel reasonably available for meetings with Regulatory Authorities related to the manufacture of Product.

6.4 Recalls, Market Withdrawals, or Corrections. Each party shall maintain records as may be necessary to permit a recall, market withdrawal or a field correction of any of the Product or the Conor Device incorporating the Product delivered to Conor, Conor’s Affiliates, or to Conor Customers in the Territory that is effected either voluntarily or under a threat of, or a directive by, any governmental agency. Each party shall notify the other party immediately by telephone (to be confirmed in writing within five (5) business days) upon discovery that any Product is or should be the subject of a recall, market withdrawal, or correction. If the parties cannot agree on whether to initiate a recall or to take some other corrective action with respect to Conor Devices incorporating Product, the Regulatory Committee shall immediately be convened to consider the issue and if no majority decision of the Regulatory Committee can be reached, (a) Conor shall have the right to recall the Conor Devices incorporating the Product if it believes that such devices are defective or contaminated and (b) if Phytogen believes that the Product may be defective or contaminated, Phytogen may require Conor to recall Conor Devices incorporating the Product. Phytogen will cooperate as reasonably required by Conor in accordance with all applicable laws and regulations, including assisting with the development of a recall plan. To the extent that a recall, market withdrawal, or correction results from, or arises

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out of, Phytogen’s failure to comply with GMP or other applicable laws or regulations or to manufacture Products that conform to the Product Specifications, and Conor did not handle the Product in any manner which altered or caused to be defective the Product or otherwise caused such failure, then Phytogen shall bear all costs and expenses of the recall, market withdrawal, or correction and will reimburse Conor for Conor’s and Conor Customers’ costs and expenses related to the recall, market withdrawal, or correction, including notification, and the cost of replacement Conor Devices incorporating Product, shipping, and handling charges. In all other circumstances, Conor shall bear the cost and expense of recalls, market withdrawals, or corrections of Conor Devices incorporating Product.

6.5 Customer Questions and Complaints. Conor shall have the sole responsibility for responding to questions and complaints relating to Conor Devices from Conor Customers. Questions or complaints received by Phytogen from Conor Customers relating to Conor Devices shall be promptly referred to Conor. Phytogen shall provide Conor reasonable technical assistance and cooperate as reasonably required to allow Conor to determine the cause of and resolve any customer questions and complaints. Such assistance shall include reasonable follow-up investigations, including testing. In addition, within ten (10) days from the date of Conor’s request, Phytogen shall provide Conor with all necessary information in its possession that will enable Conor to respond properly to questions or complaints related to Product supplied by Phytogen hereunder. All costs arising out of handling Conor Customer questions and complaints shall be borne by Conor. If such complaint resulted from Phytogen’s failure to manufacture the Products in compliance with GMP or other applicable laws or regulations or in conformance with the Product Specifications, or Phytogen’s handling or storage of the Product after its manufacture, and Conor did not handle the Product in any manner which altered or caused the Product to be defective or otherwise caused such failure, then Phytogen shall reimburse all related expenses incurred by Conor.

6.6 Product Returns. Conor shall be solely responsible for handling customer returns of Conor Devices incorporating Product in the Territory. Phytogen shall provide Conor with such assistance as Conor may reasonably require to handle such returns. Subject to a full investigation by the Regulatory Committee, to the extent it is determined that a return results from, or arises out of, Phytogen’s failure to comply with GMP or other applicable laws or regulations or to manufacture the Product in accordance with the Product Specifications and Conor did not handle the Product in any manner which altered or caused to be defective the Product or otherwise caused such failure, Phytogen shall provide to Conor an amount of Product manufactured in compliance with GMP and other applicable laws and regulations and that conform to the Product Specifications equal to that necessary to replace the number of returned Conor Devices incorporating Product within sixty (60) days from the date that Phytogen receives notice from Conor of the returned Conor Devices. In all other circumstances, customer returns or similar actions shall be made at Conor’s sole cost and expense.

6.7 Field Alert Reporting. If either party receives information concerning any viral, bacterial, or similar contamination, or any significant chemical, physical, or other change or deterioration in a distributed Conor Device incorporating Product, or any failure of any distributed Conor Device incorporating Product to meet the Product Specifications or other

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relevant specifications (a “Field Alert”), such party shall notify the other party immediately by telephone (to be confirmed in writing within twenty-four (24) hours). Conor shall be responsible for investigating and documenting all such information relating to Field Alerts. Conor will be solely responsible for filing all post-marketing Field Alert reports required by Regulatory Authorities, or as required by applicable laws or regulations. Phytogen will cooperate as reasonably required by Conor with the investigation of such incidents. Subject to a full investigation by the Regulatory Committee, to the extent it is determined that the Field Alert arises out of Phytogen’s failure to manufacture the Product in compliance with GMP or other applicable laws or regulations or in conformance with the Product Specifications and Conor did not handle the Product in any manner which altered or caused to be defective the Product or otherwise caused such failure, Phytogen shall bear the cost and expense of investigating and responding to such Field Alert, and shall provide an amount of Product that has been manufactured the affected Product compliance with GMP and other applicable laws and regulations and that conform to the Product Specifications necessary to produce the number of Conor Devices equal to the quantity of Conor Devices incorporating Product that are the subject of the Field Alert within sixty (60) days from the date that Phytogen becomes aware of such Field Alert.

6.8 Adverse Drug Experience Reporting. Conor shall be responsible for receiving, investigating, and documenting all adverse drug experiences relating to Conor Devices incorporating Product. Conor will be solely responsible for filing all post-marketing reports of such adverse drug experiences required by Regulatory Authorities, or as required by applicable laws or regulations. In the event that either party receives a report of an adverse drug experience relating to the use of Conor Devices incorporating the Product anywhere in the world, it shall notify the other party in writing within five (5) calendar days of initial receipt of such information, or if such event is serious and unexpected, within forty-eight (48) hours and each party shall immediately provide the other party with all information, correspondence and relevant data regarding the same. The Regulatory Committee will investigate the cause of the event and determine whether it should be reported to the Regulatory Authorities.

7. CONSIDERATION

7.1 Royalties. Subject to the provisions of this Section 7 and the terms and conditions of this Agreement, in consideration for Phytogen’s manufacture and supply of Product to Conor hereunder, Conor shall pay to Phytogen royalties (less any taxes required to be deducted in accordance with Section 7.3(d)) based on the cumulative annual Net Sales of all Conor Devices incorporating Product received by Conor or its Affiliates as follows:

Royalty Rate	Portion of Annual Net Sales in the Territory
[*]	[*]
[*]	[*]

For the avoidance of doubt, the cumulative annual Net Sales for any given year shall be reset to zero upon each anniversary of Commercial Launch of Conor Devices incorporating Product in

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the first country in which Conor Devices incorporating Product are sold for purposes of determining the applicable royalty rate under this Section 7.1. Conor shall not owe any royalties to Phytogen for sales of Conor Devices that do not incorporate Product supplied by Phytogen hereunder.

7.2 Fees for License or Sublicense. If Conor grants a license or sublicense to the Conor Devise incorporating the Product to a Third Party, Conor shall pay Phytogen [*] of any license fees or other consideration of a kind, including without limitation, the monetary value of any cross license or other in kind consideration at a value to be determined jointly by the parties.

7.3 Payment and Accounting.

(a) Payment Terms and Reports. Payments due under Sections 7.1 and 7.2 shall be payable to Phytogen by Conor on a quarterly basis within forty-five (45) days following the end of each calendar quarter with respect to any Net Sales of Conor Devices incorporating Product in such quarter. Each such payment shall be accompanied by a statement setting forth in reasonable detail (i) the number and type of Conor Device incorporating Product sold in each country and the Net Sales applicable thereto, (ii) a breakdown of all the components of Net Sales set forth in clauses (i)—(iv) as set forth in Section 1.19, and (iii) such additional details as may be reasonably requested by Phytogen for the determination of payments due under Sections 7.1 and 7.2. Conor Devices incorporating Product shall be considered as being sold for the purpose of the calculation of payments due under Section 7.1 and 7.2 when the payments for the Conor Device are earned and recorded by Conor or its Affiliates from a Third Party in accordance with GAAP. Except as provided in Section 7.3(c) below, all payments to be made under this Agreement shall be paid in United States dollars. Net Sales of Conor Devices and fees in currencies other than United States dollars shall be first determined in the currency of the country in which they are earned and shall be converted monthly into an amount in U.S. Dollars at the average of the bid and ask prices reported in the California edition of The Wall Street Journal as of the close of the last business day of such month in which such Net Sales are earned. All such converted Net Sales shall be consolidated with U.S. Net Sales for each calendar quarter and the applicable payments determined therefrom.

(b) Records and Audits. Conor shall keep and maintain complete and accurate records and documentation pertaining to Net Sales of, and license and other fees relating to, Conor Devices incorporating Product in sufficient detail to permit Phytogen to confirm the accuracy of all payments due hereunder. Conor shall retain such records and documentation for a period of three (3) years from the date on which such records and documentation were created. Such records and documentation will be available for inspection during such three (3) year period by an independent certified public accountant selected by Phytogen and reasonably acceptable to Conor, solely for the purpose of verifying the payments made by Conor under this Agreement. Said accountant shall enter into a confidentiality agreement with Conor containing terms and conditions similar to those set forth in Section 13 hereof, and shall not disclose to Phytogen any information except that which is necessary to determine whether Phytogen has received all amounts due to it by Conor. Such inspections shall be made no more than once each calendar year during ordinary business hours and on reasonable prior notice. Phytogen shall

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report the results of any such audit to Conor within forty-five (45) days of completion and provide a copy of such audit to Conor. The results of any such audit shall be the Confidential Information of Conor. To the extent that such audit reveals any overpayments or underpayments by Conor, Conor shall pay to Phytogen the amount of shortfall or, if applicable, Phytogen shall refund the amount of overpayment made by Conor, within thirty (30) days from the date on which Conor receives the certified public accountant’s report. Audits conducted under this Section 7.3(b) shall be at the expense of Phytogen, unless the amount determined to be underpaid by Conor exceeds [*] of the amount actually due, whereupon Conor shall bear all costs and expenses relating to such audit (including the fees and expenses of the certified public accountant).

(c) Currency Transfer Restrictions. In each country or jurisdiction where the local currency is blocked and cannot be removed from the country, royalties on Net Sales accrued in such country or jurisdiction shall be paid to Phytogen in such country or jurisdiction by deposit to a bank account or other depository designated by Phytogen in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction.

(d) Taxes. Phytogen shall pay any and all taxes levied on account of payments it receives under this Agreement. Conor shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, supply or other transfers for value of Conor Devices (other than taxes imposed on the income or revenues of Phytogen). All amounts due hereunder shall be without deduction of exchange, collection or other charges, provided that if Conor is required to withhold and pay on behalf of Phytogen any income or other similar tax with respect to the amounts payable under this Agreement, Conor shall deduct such tax payments from and offset against any said payments prior to remittance to Phytogen; and further provided that in regard to any tax so deducted, Conor shall give or cause to be given to Phytogen such assistance as may reasonably be necessary to enable Phytogen to claim exemption therefrom and credit therefor, and in each case shall furnish Phytogen proper evidence of the taxes paid on Phytogen’s behalf.

8. REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each party represents and warrants the following:

(a) Corporate Power. Such party is duly organized and validly existing under the laws of the state of its organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on such party’s behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon the parties and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by each party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor, to the parties’ knowledge, does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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8.2 Phytogen’s Representations and Warranties. Phytogen hereby represents and warrants to Conor as follows:

(a) Phytogen has not granted to a Third Party any license under the Phytogen Proprietary Rights that are inconsistent with, or otherwise restrict, the rights granted to Conor hereunder, and will not grant any Third Party such a license during the term of this Agreement other than as permitted in Section 2.2;

(b) to its knowledge, no Third Party has asserted either (i) that Phytogen or any employee, agent, representative, or other person affiliated with Phytogen has misappropriated or improperly used or disclosed a trade secret, confidential information, or know-how of such Third Party through the manufacture, use, or sale of Product, or (ii) that the manufacture, use, or sale of Product, either alone or incorporated in an implantable medical device, infringes a Third Party’s patent rights;

(c) to its knowledge, there are no claims, judgments or settlements involving Phytogen and relating to the Phytogen Proprietary Rights or the manufacture, use or sale of Product, and no pending claims, litigation or proceedings against Phytogen relating to the Phytogen Proprietary Rights or the manufacture, use or sale of Product;

(d) Phytogen shall not employ, contract with, or retain any person directly or indirectly to manufacture Product if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a.

(e) Phytogen has not engaged in any conduct or activity which could lead to an FDA debarment action, and no disbarment proceedings are currently underway or, to the knowledge of Phytogen, contemplated against Phytogen or any of its employees.

(f) If during the term of this Agreement, Phytogen or any person employed or retained by it to manufacture Product (i) comes under investigation by the FDA for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to a debarment action, Phytogen shall immediately notify Conor of same;

(g) Phytogen has obtained and maintained all government licenses, permits, and certifications necessary to manufacture the Product in compliance with all laws, rules and regulations;

(h) The Manufacturing Facility is operated in full compliance with GMP, has received all necessary governmental approvals to manufacture Product for sale in the US, Canada.

(i) In the past twenty-four (24) months, Phytogen has not received any Form 483 observations or any warning letters from the FDA, or comparable communications from other Regulatory Authorities with respect to the Manufacturing Facility or Phytogen’s manufacturing operations or procedures.

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(j) Phytogen is not currently subject to an FDA consent decree or any other similar action of a Regulatory Authority; and

(k) Phytogen has the personnel, expertise, and necessary facilities to manufacture and supply Product that conform with the Product Specifications and are manufactured in accordance with GMP and applicable laws, rules and regulations, as contemplated by this Agreement;

(l) Phytogen has obtained Regulatory Approval of the Product and will maintain such Regulatory Approvals as necessary for Phytogen to supply Product for use with Conor Devices.

8.3 Conor’s Representations and Warranties. Conor hereby represents and warrants to Phytogen as follows:

(a) Conor has not entered into any agreement with any Third Party that is inconsistent with, or otherwise restricts or limits, Conor’s ability to perform under this Agreement;

(b) to its knowledge, no Third Party has asserted either (i) that Conor or any employee, agent, representative, or other person affiliated with Conor has misappropriated or improperly used or disclosed a trade secret, confidential information, or know-how of such Third Party through the manufacture, use, or sale of the Conor Device, or (ii) that the manufacture, use, or sale of the Conor Device infringes a Third Party’s patent rights;

(c) to its knowledge, there are no claims, judgments or settlements involving Conor and relating to the Conor Proprietary Rights or the manufacture, use or sale of the Conor Device, and no pending claims, litigation or proceedings against Conor relating to the Conor Proprietary Rights or the manufacture, use or sale of Conor Device or any other matter except as described in Exhibit B;

(d) Conor shall not employ, contract with, or retain any person directly or indirectly to manufacture Conor Device if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a.

(e) Conor has not engaged in any conduct or activity which could lead to an FDA debarment action, and no disbarment proceedings are currently underway or, to the knowledge of Conor, contemplated against Conor or any of its employees.

(f) If during the term of this Agreement, Conor or any person employed or retained by it to manufacture the Conor Device (i) comes under investigation by the FDA for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to a debarment action, Conor shall immediately notify Phytogen of same;

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(g) In the past twenty-four (24) months, Conor has not received any Form 483 observations or any warning letters from the FDA, or comparable communications from other Regulatory Authorities with respect to its manufacturing facilities or Conor’s manufacturing operations or procedures.

(h) Conor is not currently subject to an FDA consent decree or any other similar action of a Regulatory Authority; and

(i) Conor has the personnel, expertise, and necessary facilities to manufacture and supply the Conor Device incorporating the Product in accordance with GMP and applicable laws, rules and regulations, as contemplated by this Agreement.

8.4 Phytogen Product Warranty. Phytogen warrants that all Product supplied by Phytogen under this Agreement at the time of delivery to Conor, and for the duration of the shelf life of the Product as set forth in the Product Specifications, (i) shall conform to the Product Specifications; (ii) shall be manufactured in accordance with GMP, applicable Regulatory Approvals, and all other applicable laws or regulations; (iii) shall be free from liens and claims of Third Parties; (iv) shall be made by Phytogen in a manner that does not infringe upon the proprietary rights of any Third Party and that does not constitute a misappropriation of Third Party rights; and (v) shall not be adulterated or misbranded within the meaning of the FD&C Act, or any applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and laws are constituted and effective at the time of delivery of Product to Conor.

8.5 Conor Device Warranty. Conor warrants that all Conor Devices supplied by Conor under this Agreement to Conor Customers and for use in clinical trials and for the duration of the shelf life of the Conor Devices (i) shall be manufactured in accordance with GMP, applicable Regulatory Approvals, and all other applicable laws or regulations; (ii) shall be free from liens and claims of Third Parties; (iii) shall be made by Conor in a manner that does not infringe upon the proprietary rights of any Third Party and that does not constitute a misappropriation of Third Party rights; and (v) shall not be adulterated or misbranded within the meaning of the FD&C Act, or any applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and laws are constituted and effective at the time of sale of the Conor Devices.

8.6 Limited Warranty. THE WARRANTIES PROVIDED IN THIS SECTION 8 ARE THE ONLY WARRANTIES APPLICABLE TO THE PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

8.7 Disclaimer. SAVE AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF PHYTOGEN OR CONOR. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

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9. INTELLECTUAL PROPERTY OWNERSHIP

9.1 Ownership of Inventions.

(a) Except as otherwise set forth herein, all inventions and discoveries created or reduced to practice by employees or agents of one party as a result of such party’s activities under the Agreement during the term of this Agreement (“Sole Inventions”) shall be the property of such party, except as otherwise provided herein. If employees or agents of Conor or Phytogen jointly develop any invention or discovery, Conor and Phytogen shall each own an undivided one-half (1/2) interest, without a duty of accounting to the other party, in and to such invention (“Joint Invention”), except as otherwise provided herein.

(b) Notwithstanding any other provision of this Agreement, with respect to Phytogen’s Sole Inventions and Joint Inventions relating to the Conor Core Technology, Phytogen shall assign its interest in such Sole or Joint Invention to Conor at no charge, and shall execute and cause to be executed such documents as may be reasonably requested by Conor in order to evidence and perfect such assignment. Notwithstanding any other provision of this Agreement, with respect to Conor’s Sole Inventions and Joint Inventions relating to the Phytogen Core Technology, Conor shall assign its interest in such Sole Inventions and Joint Inventions to Phytogen at no charge, and shall execute and cause to be executed such documents as may be reasonably requested by Phytogen in order to evidence and perfect such assignment.. All information regarding Sole Inventions or Joint Inventions assigned to a party hereunder shall be the Confidential Information of the party to which such inventions were assigned. If after giving effect to the foregoing sentence, any Joint Invention is jointly owned by the parties under this Section 9.1, each party and its Affiliates shall have the right to independently practice such Joint Invention and to make, use, sell, offer for sale and import Product covered by such Joint Invention, but each party shall not have the right to assign or sublicense its rights in and to such Joint Invention without the consent of the other party, except as permitted in this Agreement. Phytogen may grant sublicenses under jointly owned Joint Inventions to Third Parties or Affiliates without Conor’s prior consent, solely for the purpose of making, using, selling, offering for sale, or importing Product. Conor may grant sublicenses under jointly owned Joint Inventions to Third Parties or Affiliates without Phytogen’s prior consent, solely for the purpose of making, using, selling, offering for sale, or importing implantable medical devices for use with the Product.

9.2 Patent Filings. Each party shall have sole discretion and responsibility to prepare, file, prosecute and maintain patent applications or patents claiming Sole Inventions made by employees or agents of such party and shall be responsible for related interference proceedings, except that (a) Conor shall have sole discretion and responsibility to prepare, file, prosecute and maintain patent applications and patents claiming (i) Sole Inventions of Phytogen and (ii) Joint Inventions, in each case assigned to Conor under Section 9.1(b), and (b) Phytogen shall have sole discretion and responsibility to prepare, file, prosecute and maintain patent applications and patents claiming (i) Sole Inventions of Conor and (ii) Joint Inventions, in each case assigned to Phytogen under Section 9.1(b).

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9.3 Patent Filings for Jointly Owned Joint Inventions. With respect to Joint Inventions that have not been assigned to one party under Section 9.1(b), the parties shall determine which party shall be responsible for filing, prosecuting, maintaining and defending patent applications and patents on behalf of both parties (the “Responsible Party”) based on a good faith determination of the relative [*] of the parties to the invention and the relative [*] of the parties in the invention. At least twenty (20) days prior to the contemplated filing, the Responsible Party shall submit a substantially completed draft of the patent application covering such Joint Invention (the “Joint Patent Application”) to the other party for its approval, which shall not be unreasonably withheld. Except as set forth below, the parties shall share equally the costs of the preparation, filing, prosecution and maintenance of all Joint Patent Applications. If the Responsible Party does not wish to file, prosecute or maintain any Joint Patent Application or maintain or defend any patents issuing thereon in a particular country, it shall grant the other party any necessary authority to file, prosecute and maintain such Joint Patent Application or maintain or defend such patents issuing thereon in the name of both parties. If either party elects not to pay its portion of any shared costs for a Joint Patent Application or patent issuing therefrom, the other party may proceed with such Joint Patent Application in its own name and at its sole expense, in which case the party electing not to pay its share of costs shall assign its entire right, title and interest in and to such Joint Patent Application to the other party and such invention shall be treated as a Sole Invention of the assignee for the purposes of Sections 9.1 and 9.2. Each party shall provide and promptly disclose in writing to the other party (a) drafts of all patents and patent applications to be filed (and any related filings) that relate to any Joint Inventions prior to filing so that the other party has a reasonable opportunity to comment and consult on such filings and approve such filings as well as copies of final documentation and (b) all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding, any infringement action or possible infringement action or unauthorized use by the parties or any third party involving any patent or patent application or otherwise relating to the Joint Inventions and the parties shall jointly decide on appropriate responses to such matters. If either party wants to enforce patents covering jointly-owned Joint Inventions, such party shall provide written notice to the other party and the parties shall meet to discuss such enforcement. Each party further agrees to keep other party promptly and fully informed of the course of patent prosecution, maintenance, infringement, enforcement or other proceedings including, without limitation, providing other party with copies of substantive communications, notices, actions, search reports and third party observations submitted to or received from patent offices.

9.4 Effect of Termination on Joint Inventions. Upon termination of this Agreement, (i) either party may use the Joint Inventions assigned to it and Sole Inventions assigned to it as it so chooses, including, but not limited to, by means of licensing to a third party, for any purpose, (ii) neither party shall have any obligation to obtain the other party’s consent to any aspect of such exploitation, to account to the other party in any manner in connection therewith, or to make any payment to the other party in connection therewith and neither party shall have any claims against the other party in respect of such payments or other similar rights and (iii) either party may enforce its rights to the Joint Inventions assigned to it and Sole Inventions assigned to it with respect to Third Parties. The parties agree to execute any documents or further agreements to effect the intent of the foregoing.

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9.5 Maintenance of Trade Secrets. During the term of this Agreement, each party shall use commercially reasonable efforts to maintain the secrecy of its trade secrets included in the Phytogen Proprietary Rights and the Conor Proprietary Rights, as applicable, except to the extent disclosure is required in connection with obtaining or maintaining patent protection thereon.

9.6 Filing, Prosecution, and Maintenance of Phytogen Proprietary Rights. During the term of this Agreement, Phytogen may, at its sole election and expense, file patent applications covering the Phytogen Proprietary Rights in its own name. If Phytogen elects to file patent applications covering the Phytogen Proprietary Rights, Phytogen shall be responsible for diligently prosecuting and maintaining, at its sole expense, such patent applications and patents issuing thereon. Phytogen shall retain patent counsel of its choosing in connection with the performance of its obligations under this Section 9.5. Phytogen shall keep Conor reasonably informed of its patent prosecution activities with respect to the Phytogen Proprietary Rights, and shall notify Conor if Phytogen elects to abandon any patent application or patent within the Phytogen Proprietary Rights.

9.7 Enforcement of Phytogen Proprietary Rights. If any Phytogen Proprietary Rights are infringed by a Third Party by reason of the manufacture, use, or sale of a product competitive with the Conor Device, the parties shall confer regarding whether to institute an action or proceeding with respect to such infringement.

9.8 Enforcement of Conor Core Technology. Conor shall have the sole right, at its sole expense, to enforce patents Controlled by Conor covering the Conor Core Technology against Third Party infringers.

9.9 Infringement of Third Party Patent Rights. If the manufacture, use, importation, or sale of Conor Devices incorporating Product results in any claim for patent infringement against either party, such party shall promptly notify the other party in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Conor shall have the first and primary right at its own expense to defend, and control the defense, of any such claim by counsel of its own choice. Phytogen agrees to cooperate with Conor in any reasonable manner deemed by Conor to be necessary in defending any such action. Conor shall reimburse Phytogen for any out-of-pocket expenses incurred in providing such assistance.

10. TERM AND TERMINATION

10.1 Term. Unless earlier terminated as provided in this Section 10, the term of this Agreement shall commence on the Effective Date and shall expire on the tenth anniversary of the date of Commercial Launch of the Conor Device in the first country in the Territory.

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10.2 Early Termination. Notwithstanding the provisions of Section 10.1, this Agreement may be terminated by:

(i) Either party, upon written notice to the other party if such other party, after receiving written notice identifying a material breach of this Agreement, fails to cure such breach within ninety (90) days from the date of such notice; and.

(ii) by either party (1) if the other party ceases to do business or otherwise terminate its business operations or is unable to pay its debts as they become due or (2) the other party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other.

10.3 Product Transfer. If this Agreement is terminated, Conor shall promptly return to Phytogen all Product in its possession and shall pay for shipment to Phytogen.

10.4 Return of Confidential Information. No later than thirty (30) days after the expiration or termination of this Agreement, each party shall return to the other party all of such other Party’s Confidential Information, all copies thereof, and any material that embodies or incorporates such Confidential Information; provided, however, that each party may retain one copy of such Confidential Information solely for archival purposes.

10.5 Obligations Upon Termination. The following Sections of this Agreement shall survive the termination or expiration of this Agreement: Section 6.1 (Records), Section 6.2 (Sample Retention), Section 6.4 (Recalls, Market Withdrawals or Corrections), Section 6.5 (Customer Questions and Complaints), Section 6.6 (Product Returns), Section 6.7 (Field Alert Reporting), Section 6.8 (Adverse Drug Experience Reporting), Section 7 (Consideration), Section 8.4 and 8.5 (Product Warranties), Section 9 (Intellectual Property Ownership), Section 10.3 (Product Transfer), Section 10.4 (Return of Confidential Information), Section 10.5 (Obligations Upon Termination), Section 11 (Indemnification), Section 13 (Confidential Information), Section 14.3 (Governing Law), Section 14.5 (Waiver), Section 14.6 (Severability), and Section 14.12 (Attorneys’ Fees). Section 2.1 (License to Conor) shall survive the termination or expiration of this Agreement unless this Agreement was terminated by Phytogen under Section 10.2. Conor’s right of access and reference to DMFs under Section 6.3 shall survive the termination or expiration of this Agreement for a period of one (1) year after the effective date of such termination or expiration to allow Conor to sell Conor Devices that incorporate Product that were supplied to Conor by Phytogen during the term of this Agreement, subject to payment by Conor to Phytogen of the applicable payments due under Section 7. The termination or expiration of this Agreement for any reason shall not relieve either party of liability to the other for any breach of this Agreement prior to the effective date of such termination or expiration. Conor and its Affiliates may, for a period of one (1) year after the effective date of such termination, sell Conor Devices that incorporate Product that were supplied to Conor by Phytogen during the term of this Agreement, subject to payment by Conor to Phytogen of the applicable payments due under Section 7.

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11. INDEMNIFICATION

11.1 Indemnification by Conor. Conor shall defend, indemnify, and hold Phytogen and Phytogen’s officers, directors, employees, and agents (the “Phytogen Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the sale, marketing, promotion, use, or distribution of Conor Devices incorporating Product supplied by Phytogen, including, without limitation, the indemnity set forth in Section 13.3; (b) Conor’s material breach of its obligations under the Agreement; (c) Conor’s material breach of its representations or warranties under the Agreement; (d) the willful misconduct or negligent acts of Conor or its directors, officers, agents, and employees or (e) Conor’s infringement of an Third Party’s intellectual property rights in connection with the Conor Device with the Product. The foregoing indemnity obligation shall not apply if Phytogen fails to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any Claim arises from, is based on, or results from (i) the willful misconduct or negligent acts or omissions of any of the Phytogen Indemnitees; (ii) a material breach by Phytogen of its representations or warranties under this Agreement; (iii) a material breach by Phytogen of its obligations under this Agreement; (iv) Phytogen’s infringement of a Third Party’s intellectual property rights in connection with the Product.

11.2 Indemnification by Phytogen. Phytogen shall defend, indemnify, and hold Conor and Conor’s officers, directors, employees, and agents (the “Conor Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) Phytogen’s material breach of its obligations under the Agreement; (b) Phytogen’s material breach of its representations or warranties under the Agreement, including, without limitation, the indemnity set forth in Section 13.3; (c) the willful misconduct or negligent acts of Phytogen or its directors, officers, agents, and employees; (d) Phytogen’s infringement of a Third Party’s intellectual property rights in connection with the Product. The foregoing indemnity obligation shall not apply if Conor fails to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any Claim arises from, is based on, or results from (i) the willful misconduct or negligent acts or omissions of any Conor Indemnitees; (ii) Conor’s material breach of its obligations under the Agreement; (iii) Conor’s material breach of its representations or warranties under the Agreement; or (iv) Conor’s infringement of a Third Party’s intellectual property rights in connection with the Conor Device, with or without the Product.

11.3 Indemnification Procedures. The party claiming indemnity under this Section 11 (the “Indemnified Party”) shall give written notice to the party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; however, the Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice. The Indemnifying Party shall not settle any

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claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Section 11.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN SECTION 13.

11.5 Insurance. Phytogen shall, at all times that it is supplying Product commercially, maintain product liability insurance policies with insurers of recognized standing, with policy limits of not less than [*] per occurrence Conor shall, at all times that it is selling or having sold Conor Devices incorporating the Product for commercial use, maintain product liability insurance policies with insurers of recognized standing, with policy limits of not less than [*] per occurrence. Each Party shall promptly notify the other Party in writing if such policies are to be revoked, canceled or materially decreased. Upon request, each party will provide the other party with a certificate of insurance from its insurers evidencing such insurance.

12. USE OF NAMES

Each party agrees not to use or reference the name of the other party, or the other party’s logos or trademarks in any advertising, sales promotion, press release or other communication relating to this Agreement without obtaining such party’s prior written consent. Notwithstanding the foregoing, a party may use or reference such information to the extent reasonably necessary for (a) regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities, (b) prosecuting or defending litigation, or (c) complying with applicable governmental regulations and legal requirements.

13. CONFIDENTIAL INFORMATION

13.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the parties, each party agrees that, for the term of this Agreement and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement, except that the foregoing shall not apply to any information for which the receiving party can demonstrate, by competent proof:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

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(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) later became part of the public domain through no act or omission of the receiving party;

(d) was disclosed to the receiving party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing party not to disclose such information to others.

13.2 Authorized Disclosure. Each party may disclose the other party’s Confidential Information to the extent such disclosure is reasonably necessary for the following reasons:

(a) regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities;

(b) prosecuting or defending litigation;

(c) complying with applicable governmental regulations and legal requirements; and

(d) disclosure to potential sublicensees and potential investors who agree in writing to be bound by similar terms of confidentiality.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to this Section 13.2 it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the parties agree to take all reasonable actions to avoid any unauthorized use or disclosure of Confidential Information hereunder.

13.3 Employees; Agents. Each party shall ensure that each of its Affiliates and sublicensees, and each employee, director, officer, consultant, or other agent of it, or of its Affiliates or sublicensees (collectively “Agents”), who has access to Confidential Information is bound to obligations of confidentiality and non-use substantially similar in scope to those set forth in Section 13.1 and shall indemnify the other party for any breach hereunder by any of its Agents. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement.

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13.4 Injunctive Relief. The parties expressly acknowledge and agree that any breach or threatened breach of Section 13.1 may cause immediate and irreparable harm to the disclosing party which may not be adequately compensated by damages. Each party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the disclosing party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

13.5 Terms of Agreement. Subject to the foregoing provisions of this Section 13, the parties agree that the terms of this Agreement are confidential and shall not be disclosed by either party to any Third Party (except to a party’s professional advisor) without advance written permission of the other party, provided that either party may make any filings of this Agreement required by law or regulation in any country so long as such party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other party, and permits the other party to participate, to the extent practicable, in seeking a protective order or other confidential treatment, and further provided that either party may disclose the terms of this Agreement to a Third Party (and its professional advisors) when such disclosure is reasonably necessary in connection with (a) the grant of a license or sublicense to such Third Party, (b) prosecuting or defending litigation, (c) a merger, acquisition, placement, investment, or other such transaction with such Third Party, or (d) the sale of securities to or other financing from such Third Party or a financing underwritten by such Third Party, in which case disclosure may be made to any person or entity to whom such Third Party sells such securities (and its professional advisers). Advance written permission for disclosure will not be required when a party is ordered to disclose information concerning the Agreement by a competent tribunal or such disclosures are required by law, regulation, or stock exchange rules, except that such party shall make all reasonable efforts to limit any disclosure as may be required in the course of legal proceedings by entry of an appropriate protective and confidentiality order, and shall provide the other party with as much advance notice of such circumstances as is reasonably practical.

14. MISCELLANEOUS

14.1 Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express, Airborne, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, or (d) if hand-delivered, at the time of receipt by the intended recipient, addressed as follows:

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In the case of Phytogen:

Phytogen International LLC

First Floor, Unit 41,

The Business Centre,

Stadium Business Park,

Ballycoolin, Dublin 11,

Ireland.

Attn: President

Fax: 011-353-1-8829712

or in the case of Conor to:

Conor Medsystems, Inc.

1360 Willow Road, 2nd Floor

Menlo Park, CA 94025

Attn: President

Fax: (650) 614-4125

or to such other address or to such other person(s) as may be specified by a party in writing in under the terms of this Section 14.1.

14.2 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

14.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California. The parties agree that any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in San Francisco County, California, and each party hereby consents to the jurisdiction and venue of such court. Notwithstanding the foregoing, either party may seek injunctive relief in any court where appropriate.

14.4 Dispute Resolution. In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement (a “Dispute”), either Party may, by notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated employees are as follows:

For Conor:      CEO, or his designee

For Phytogen: CEO, or his designee

Any Dispute that is not resolved pursuant to this Section 14.4 shall be finally resolved by final and binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give writing notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice

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to allow the Parties to attempt to resolve the dispute between themselves. If the Parties are still unable to resolve the dispute, the Party giving notice may institute the arbitration proceeding under the rules of the American Arbitration Association (“AAA Rules”). Arbitration shall exclusively and solely be held in San Francisco, California. The arbitration shall be conducted before a single arbitrator mutually chosen by the parties, but if the parties have not agreed upon a single arbitrator within fifteen (15) days after notice of the institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators. In such case, each party shall within thirty (30) days after notice of the institution of the arbitration proceedings appoint one arbitrator. The presiding arbitrator shall then be appointed in accordance with AAA Rules. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on the parties. Notwithstanding the foregoing any matters relating to injunctive or equitable relief shall be determined in courts of law. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, all matters relating to the arbitration, including the award, shall be held in confidence by the Parties.

14.5 No Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right unless such party has signed an express written waiver as to a particular matter for a particular period of time.

14.6 Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not affect the validity or enforceability of the remainder of this Agreement. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

14.7 Modification. No change, modification, addition or amendment to this Agreement is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

14.8 Entire Agreement. This Agreement and the Exhibit hereto constitute the entire agreement between the parties and replace and supersede as of the Effective Date any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement.

14.9 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

14.10 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

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14.11 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument.

14.12 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the non-prevailing party to such litigation shall pay to the prevailing party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such prevailing party; and if such prevailing party recovers a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

14.13 Assignment. This Agreement shall be binding upon and shall inure to the benefit of Phytogen and Conor, and their successors and assigns. Neither party shall assign their respective rights under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, no such consent shall be required for either party to assign this Agreement (i) to an Affiliate provided the party to this Agreement continues to be liable for all obligations hereunder, or (ii) in connection with a merger or sale of all or substantially all of the assets of such party covered by this Agreement, provided in the case of (i) and (ii) the successor or assignee assumes all liabilities hereunder.

14.14 Further Assurances. Each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

14.15 Press Release. Within sixty (60) days of the effective date of this Agreement, the parties shall issue a joint press release that highlights the important elements of this Agreement and the benefits of the collaboration to both parties.

14.16 Force Majeure. Both parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the parties, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

14.17 Independent Contractors. Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent or joint venture between the parties.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

PHYTOGEN INTERNATIONAL LLC		CONOR MEDSYSTEMS, INC.

By:	/s/ Hai S. Foo	By:	/s/ Michael Boennighausen
	Hai S. Foo		Michael Boennighausen
Title:	President and Manager	Title:

Date:	February 27, 2003	Date:	April 4, 2003

By:	/s/ Daniel M. McGing
Daniel M. McGing
Title:	Secretary and Manager
Date:	February 27, 2003

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EXHIBIT A

PRODUCT SPECIFICATIONS

[*]

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EXHIBIT B

[*]

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